LIMITED POWER OF ATTORNEY
FOR EXECUTING FORMS 3, 4 AND 5

THE COMMONWEALTH OF MASSACHUSETTS
MIDDLESEX COUNTY

I, John C. Geist of 20 Chadbourne Drive, Danville, CA 94506 hereby appoint Kathleen H. Wade of The Boston Beer Company, Inc. (the "Company"), 75 Arlington Street, Boston, MA 02116, Helen F. Bornemann of the Company, or each of them acting singly and with full power of substitution, my true and lawful attorneys in fact (collectively and individually referred to herein as my "Attorney") for me and in my name to execute and file with the Securities and Exchange Commission on my behalf and at my instruction, Forms 3, 4 and 5 relating to transactions by me in the stock of the Company and affirm that which my Attorney shall lawfully do or cause to be done by virtue of the powers herein conferred.

THIS Power of Attorney shall remain in full force and effect for so long as I have not expressly in writing to my Attorney withdrawn the powers herein conferred.

THIS Power of Attorney shall not be affected by my subsequent disability or incapacity.

EXECUTED as a sealed instrument this 19th day of March, 2007.

/s/ John C. Geist
John C. Geist

THE COMMONWEALTH OF MASSACHESSTS

Suffolk County, ss.	March 19	, 2007

Then personally appeared the above-named John C. Geist and acknowledged the foregoing instrument to be his free act and deed, before me.

/s/ Kathleen H. Wade
Notary Public
My Commission Expires:

[SEAL OMITTED]
KATHLEEN H. WADE
Notary Public
Commonwealth of Massachusetts
My Commission Expires
May 14, 2010